Exhibit 97.1

COMPENSATION RECOUPMENT POLICY
MONTAUK RENEWABLES, INC.
LAST REVISION DATE	November 21, 2023
ISSUED BY	CHIEF LEGAL OFFICER

Table of Contents

1	Scope and Purpose	2
2	Policy Statement	2
3	Covered Officers	2
4	Policy Review	2
5	Covered Compensation	2
6	Recovered Period	3
7	Exceptions	3
8	Administration and Interpretation	4
9	Disclosure	4

1 Scope and Purpose

As required pursuant to the listing standards of the Nasdaq Stock Market LLC, the Board of Directors (the “Board”) of Montauk Renewables, Inc. (the “Company”) has adopted this Compensation Recoupment Policy (this “Policy”) to empower the Compensation Committee of the Board (the “Compensation Committee”) to recoup, or “clawback,” Covered Compensation (as defined below) erroneously awarded to a Covered Officer in the event of an Accounting Restatement (as defined below).

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the Chief Legal Officer.

2 Policy Statement

Unless a Clawback Exception (as defined below) applies, the Company will recover reasonably promptly from each Covered Officer the Covered Compensation received (as defined below) by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Officer, the Company may forgo such recovery under this Policy from such Covered Officer.

The Company may not provide insurance or indemnify any Covered Officer against the loss of Covered Compensation.

3 Covered Officers

For purposes of this Policy, “Covered Officer” is defined as any employee of the Company currently or previously designated as an “officer” of the Company by the Board or the Compensation Committee within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Covered Officers include, at a minimum, executive officers identified under Item 401(b) of Regulation S-K.

4 Policy Review

The Policy will be reviewed as needed to ensure the Policy aligns with Company goals, both short and long term, as well as any applicable changes in law. Updates to the Policy will occur when applicable.

5 Covered Compensation

5.1.1 Covered Compensation

“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.

Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received. The Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

Incentive-Based Compensation is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Financial Reporting Measure is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

6 Recovered Period

For purposes of this Policy, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

For purposes of this Policy, the “Trigger Date” as of which the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii)

the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

7 Exceptions

The Company is required to recover all Covered Compensation received by a Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Compensation Committee has made a determination that recovery would be impracticable in accordance with Exchange Act Rule 10D-1 (under such circumstances, a “Clawback Exception” applies):

• The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

• Recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

• Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

8 Administration and Interpretation

The Compensation Committee will administer this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. This Policy is in addition to and is not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, the Certificate of Incorporation of the Company, or the Amended and Restated Bylaws of the Company. The Compensation Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.

The Compensation Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recoup any Covered Compensation.

Each Covered Officer, upon being so designated or assuming such position, is required to execute and deliver to the Chief Legal Officer a signature page to this Policy acknowledging and agreeing to be bound by the terms of this Policy, agreeing to fully cooperate with the Company in connection with any of such Covered Officer’s obligations to the Company pursuant to this Policy, and agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

9 Disclosure

Any recoupments by the Company pursuant to this Policy that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, will be so disclosed in accordance with such laws, rules, and regulations. In addition, a copy of this Policy will be filed as an exhibit to the Company’s Annual Report on Form 10-K in accordance with such applicable laws, rules, and regulations.

This Clawback Policy is hereby adopted by Montauk Renewables, Inc. as of the date set forth above.

Compensation Recoupment Policy Acknowledgement and Consent

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Compensation Recoupment Policy (the “Policy”) of Montauk Renewables, Inc., effective as of [__] [_], 2023, as adopted by the Company’s Board of Directors.

Pursuant to such Policy, the undersigned hereby:

• acknowledges that he or she has been designated as (or assumed the position of) a Covered Officer (as defined in the Policy);

• acknowledges and consents to the Policy;

• acknowledges and consents to be bound by the terms of the Policy;

• agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy, including, without limitation, the repayment by or recovery from the undersigned of Covered Compensation (as defined in the Policy); and

• agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name:

Date: